Exhibit 10.2

November 11, 2022

James K. Brata

508 West Wall, Suite 800

Midland, Texas 79701

Mr. Brata:

Reference is made to that certain Employment Agreement between you (the “Executive” or “you”) and Dawson Geophysical Company, a Texas corporation (the “Company”), dated as of October 8, 2014 and with an Effective Date of February 11, 2015 and as previously amended on February 15, 2016, May 4, 2018 and April 15, 2020 (the “Employment Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement, as amended hereby.

This letter agreement (this “Letter Agreement”) sets forth the agreement between the Executive and the Company (collectively, the “Parties”) concerning the amendment, effective as of February 11, 2023 or as otherwise provided below, of certain provisions of the Employment Agreement as follows:

(1)	The Parties agree that, subject to the other provisions of the Employment Agreement, the Current Term shall be extended from February 11, 2023 (the “Term Date”) through the close of business on the second anniversary of the Term Date; provided, however, that on each anniversary date of the Term Date, the Current Term shall be extended by one calendar year so that the Current Term will be a rolling two-year period on each anniversary of the Term Date, unless not less than 60 days prior to any such anniversary date either the Company or the Executive provides written notice of the intent not to so extend the Employment Agreement, in which case the Employment Agreement and the employment of Executive hereunder shall automatically expire at the end of the then Current Term.

(2)	The Parties agree that the Adjustment Period shall end on the Term Date. Following the close of the Adjustment Period, the Executive’s Base Salary shall be (i) returned to the Original Salary Rate as set forth in the May 4, 2018 amendment, and (ii) paid to the extent earned and payable in accordance with the Company’s usual payroll practices (and subject to annual review by the Company and adjustment in the Board’s sole discretion).

(3)	The Parties agree that, subject to the provisions set forth in Sections 6(b)(vii) and 12(j) of the Employment Agreement, in the case of a termination of employment pursuant to Sections 6(a)(iii) of the Employment Agreement (but not any other applicable termination provisions of the Employment Agreement), following the Executive’s execution and delivery (without subsequent revocation) of a release, in a form reasonably satisfactory to the Company, of all claims against the Company arising from or associated with the Executive’s employment other than claims for the breach of the Company’s obligations enumerated in the Employment Agreement, the Executive shall be entitled to severance payments, commencing on the first regular payroll date after the 60th day following the applicable termination date (or date of separation from service for purposes of Section 409A, as applicable), in an aggregate amount equal to twelve months of the Executive’s then-current Base Salary, payable in equal bi-weekly payments in accordance with the Company’s payroll practices over the 12-month period following such termination date.

(4)	Effective as of the date hereof, the Executive (i) agrees that the consummation of the transactions contemplated by that Agreement and Plan of Merger by and between the Company, Wilks Brothers, LLC and WB Acquisition, Inc. dated as of October 25, 2021, as amended, does not constitute a Change of Control, and (ii) waives all rights under Section 6(b)(iii) of the Employment Agreement with respect to such transactions and any subsequent termination of employment.

(5)	Provided that the Executive remains continuously employed with the Company as of the Term Date, a retention payment in the amount of $205,137, less all applicable tax withholdings and deductions, shall be paid to the Executive in a lump sum within thirty (30) days following the Term Date. For the avoidance of doubt, the Executive shall only be entitled to one retention payment and the extension of the Current Term shall not affect the amount or timing of such retention payment.

(6)	The Executive agrees that the terms of this Letter Agreement and its effects on the Executive’s compensation and benefits (including, but not limited to, any bonus or severance compensation and benefits) and/or the Company’s compliance with the Employment Agreement do not constitute Good Reason under the Employment Agreement and that the Executive waives any right to assert that the terms of this Letter Agreement constitute Good Reason for any purpose under the Employment Agreement.

This Letter Agreement embodies the entire agreement between the Parties with respect to the amendment of the Employment Agreement.  In the event of any conflict or inconsistency between the provisions of the Employment Agreement and this Letter Agreement, the provisions of this Letter Agreement shall prevail. Except as specifically modified and amended by this Letter Agreement, all of the terms, provisions, requirements and specifications contained in the Employment Agreement remain in full force and effect.  This Letter Agreement may be executed in counterparts (including those transmitted by facsimile), each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS LETTER AGREEMENT AND THE EMPLOYMENT AGREEMENT, HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THE EXECUTIVE’S CHOOSING TO THE EXTENT THE EXECUTIVE DESIRES LEGAL ADVICE REGARDING THE SAME, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS HEREIN (AND THE PROVISIONS OF THE EMPLOYMENT AGREEMENT AS AMENDED BY THIS LETTER AGREEMENT).

THIS LETTER AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN CONFORMITY WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.  VENUE OF ANY LEGAL ACTION ARISING FROM OR RELATING TO THIS LETTER AGREEMENT SHALL BE IN MIDLAND COUNTY, TEXAS.  FOR THE AVOIDANCE OF DOUBT, THE PROVISIONS OF SECTION 11 OF THE EMPLOYMENT AGREEMENT SHALL APPLY TO THIS LETTER AGREEMENT IN ALL RESPECTS.

[Signature Page to Follow]

Please sign in the space provided below to evidence your agreement with the terms of this Letter Agreement and acknowledgment that your obligations hereunder are valid, binding, and enforceable obligations.

DAWSON GEOPHYSICAL COMPANY

/s/ Stephen C. Jumper
Name: Stephen C. Jumper
Title: President and Chief Executive Officer

AGREED TO AND ACKNOWLEDGED:

THE EXECUTIVE

/s/ James K. Brata
Name: James K. Brata
Title: Chief Financial Officer, Executive Vice President, Secretary and Treasurer

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